                    Amended and Restated Operating Agreement

                                       for

                               Foote Creek IV, LLC

                      A Delaware Limited Liability Company

This AMENDED AND RESTATED OPERATING AGREEMENT (this "Agreement") for Foote Creek
IV, LLC  ("Company")  dated as of October  31,  2001,  is entered  into and made effective  by Cinergy  Global  Foote  Creek IV,  Inc.,  a  Delaware  corporation
("Member") with reference to the following facts:

A. Foote Creek IV, LLC is a Delaware limited liability company formed by SeaWest
WindPower,  Inc.,  a  California  corporation  ("SeaWest  Member,"and  sometimes referred to as "Initial  Member").  The  Certificate of Formation of the Company
was filed with the  Secretary  of State of Delaware on October  25,  1999.  This
Agreement is an amendment to the Second Amended and Restated Operating Agreement
of Foote Creek IV, LLC,  effective as of October 2, 2000, (the "Prior  Operating
Agreement");

B. Member now wishes to replace the Prior Operating Agreement in its entirety by entering  into this  Agreement to provide for the  governance of the Company and the conduct of its business as a limited liability company. This Agreement shall be considered the "Limited  Liability  Company  Agreement" of the Company within the meaning of Section 18-101(7) of the Act.

NOW THEREFORE,  the Prior Operating  Agreement is wholly replaced and superseded by this Agreement in its entirety and this Agreement shall read as follows:

1. Definitions

Capitalized  terms used in this Agreement  shall have the meanings  respectively given  thereto in this Section 1 or elsewhere in this  Agreement and when not so defined shall have the meanings set forth in the Act.

"Act" means the Delaware Limited  Liability  Company Act, 6 Del.  C.ss.18-101 et
seq., as amended from time to time.

"Affiliate"  means, with respect to any Member,  any person:  (i) that owns more than 5 % of the voting interests in the Member; or (ii) in which the Member owns more  than 5% of the  voting  interests;  or (iii) in which  more than 5% of the voting  interests are owned by a Person who has a  relationship  with the Member described in clause (i) or (ii) above.

"Agreement" means this Amended and Restated Operating  Agreement for Foote Creek
IV, LLC as may be amended from time to time.

"Capital  Account"  means the  account to be  maintained  by the  Company on the
Company's books and records for each Member in accordance with Section 3.6.

"Capital  Contribution"  means, with respect to any Member,  the total amount of cash and the  Gross  Asset  Value of any  other  assets  contributed  or  deemed contributed  to the  Company  by the Code (net of  liabilities  secured  by such contributed  property  that the Company is considered to assume or take "subject to" under Code Section 752) or services  rendered or a promissory  note or other binding  obligation  to  contribute  cash or  assets or to  render  services  as permitted under the Act in  consideration  of Membership  Rights held by such. A
Capital Contribution shall not be deemed a loan.

"Capital  Proceeds"  means the gross  receipts  received by the  Company  from a
Capital Transaction.

"Capital Transaction" means any transaction other than in the ordinary course of business which results in the Company's  receipt of cash or other  consideration other than Capital  Contributions,  including,  without limitation,  proceeds of sales or exchanges or other  dispositions of property other than in the ordinary course of  business,  financings,  refinancings,  condemnations,  recoveries  of damage awards and insurance proceeds.

"Cash  Flow"  means  all cash  funds  derived  from  operations  of the  Company
(including  interest  received on reserves),  without reduction for any non-cash charges,  but less cash funds used to pay current operating  expenses and to pay or establish  reasonable  reserves for future expenses,  debt payments,  capital improvements,  and  replacements as determined by the Managers.  Cash Flow shall include net proceeds from all sales,  refinancings,  and other  dispositions  of
Company  property  that the  Managers  deem in excess of the  amount  reasonably necessary for the  operating  requirements  of the Company.  Cash Flow shall not include Capital  Proceeds but shall be increased by the reduction of any reserve previously established.

"Certificate  of Formation"  means the  Certificate  of Formation of the Company filed with the Secretary of State of Delaware in accordance  with the Act by the
Initial Member on October 25, 1999.

"Code" means the Internal Revenue Code of 1986, as amended, or any corresponding provision of any succeeding law.

"Company" means Foote Creek IV, LLC, a Delaware limited liability company.

"Company  Assets"  means  all the  direct  and  indirect  interests  in real and personal  property owned by the company from time to time and shall include both tangible and intangible property (including cash).

"Depreciation" means, for each Fiscal Year, an amount equal to the depreciation, amortization,  or other cost  recovery  deduction  allowable  with respect to an asset for such  Fiscal  Year,  except  that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such Fiscal Year,  Depreciation shall be an amount which bears the same ratio to such  beginning  Gross Asset Value as the  federal  income tax  depreciation, amortization,  or other cost  recovery  deduction  for such Fiscal Year bears to such beginning adjusted tax basis;  provided however, that if the adjusted basis for federal income tax purposes of an asset at the beginning of such Fiscal Year is zero, Depreciation shall be determined with reference to such beginning Gross
Asset Value using any reasonable method selected by the Members.

"EWG" means an exempt wholesale  generator as such term is defined in Section 32 of PUHCA, as added by Section 711 of the Energy Policy Act of 1992.

"Fiscal Year" shall have the meaning given in Section 2.7.

"Gross Asset Value" means with respect to any asset,  the asset's adjusted basis for federal income tax purposes, except as follows:

     (i)  The initial Gross Asset Value of any item of property  contributed  by
          Member to the  Company  shall be the gross fair  market  value of such asset, as mutually agreed by the contributing Member and the Company;

     (ii) The Gross  Asset  Values of all  Company  Assets  shall be adjusted to equal their  respective  gross fair market values (taking Code Section
          7701(g)  into  account)  in   accordance   with   Regulation   Section
          1.704-1(b)(2)(iv)(f)  and  as  determined  by  the  Members  as of the following times: (a) the acquisition of an additional  interest in the
          Company by any new or existing  Member in exchange  for more than a de minimis Capital Contribution; (b) the distribution by the Company to a
          Member  of more  than a de  minimis  amount  of  Company  property  as consideration for an interest in the Company;  and (c) the liquidation
          of  the   Company   within   the   meaning   of   Regulation   Section
          1.704-1(b)(2)(ii)(g), provided that an adjustment described in clauses
          (a) and (b) of  this  paragraph  shall  be  made  only if the  Members reasonably  determine that such adjustment is necessary to reflect the relative Interests of the Members in the Company;

     (iii)The Gross Asset  Value of any item of Company  Assets  distributed  to any Member  shall be  adjusted  to equal the gross fair  market  value
          (taking Code Section  7701(g) into  account) of such asset on the date of  distribution  as mutually  agreed by the receiving  Member and the
          Company; and

     (iv) The Gross  Asset  Values of  Company  Assets  shall be  increased  (or decreased) to reflect any  adjustments  to the adjusted  basis of such assets  pursuant  to  Code  Section  732 or Code  Section  734 or Code
          Section 743,  subject to the  limitations  imposed by Code Section 755 and only to the extent that such adjustments are taken into account in
          determining   Capital   Accounts   pursuant  to   Regulation   Section
          1.704-1(b)(2)(iv)(m)  and  subparagraph  (e) of the definition of "Net
          Profits" or "Net Losses";  provided,  however, that Gross Asset Values shall not be adjusted pursuant to this subparagraph (iv) to the extent that an  adjustment  pursuant  to  subparagraph  (ii) is  required  in connection  with a  transaction  that  would  otherwise  result  in an adjustment pursuant to this subparagraph (iv).

          If the Gross Asset Value of an asset has been  determined  or adjusted pursuant to  subparagraph  (ii) or (iv),  such Gross Asset Value shall thereafter  be adjusted by the  Depreciation  taken into  account with respect to such asset, for purposes of computing Profits and Losses.

"Initial Member" means the SeaWest Member.

"Interest"  means an Interest  Holder's  share of the Profits and Losses of, and the right to receive  distributions  from the Company,  but does not include any other rights of a Member including,  without limitation, the right to vote or to participate in management,  or any right to information  concerning the business and affairs of the Company.

"Interest Holder" means any Person who holds an Interest, whether as a Member or as an assignee of a Member who has not been admitted to the Company as a Member.

"Involuntary  Withdrawal"  means, with respect to any Member,  the occurrence of any of the following events;

     (i)  the Member makes an assignment for the benefit of creditors;

     (ii) the Member files a voluntary petition of bankruptcy;

     (iii)the  Member is  adjudged  bankrupt  or  insolvent  or there is entered against the Member an order for relief in any bankruptcy or insolvency proceeding;

     (iv) the  Member  files a  petition  or answer  seeking  for the Member any reorganization,  arrangement, composition, readjustment,  liquidation, dissolution, or similar relief under any statute, law, or regulation;

     (v)  the Member seeks,  consents to, or acquiesces in the  appointment of a trustee,  receiver,  or  liquidator  of  the  Member  or of all or any substantial part of the Member's properties;

     (vi) the Member files an answer or other  pleading  admitting or failing to contest  the  material  allegations  of a petition  filed  against the
          Member in any proceeding described in Subsections (i) through (v);

     (vii)within one hundred  twenty days (120) days of any  proceeding  against
          the   Member   seeking   reorganization,   arrangement,   composition,
          readjustment,  liquidation,  dissolution,  or similar relief under any statute,  law, or regulation if the proceeding has not been dismissed, or  within  ninety  (90)  days  after the  appointment  of a  trustee, receiver,  or liquidator for the Member or all or any substantial part
          of  the  Member's   properties   without  the  Member's  agreement  or
          acquiescence,  which  appointment is not vacated or stayed,  or if the appointment  is stayed,  for ninety (90) days after the  expiration of the stay which period the appointment is not vacated;

     (viii) if the Member is an individual,  the Member's death or  adjudication by a court of  competent  jurisdiction  as  incompetent  to manage the
          Member's person or property;

     (ix) if the  Member is acting as a Member by virtue of being a trustee of a trust, the termination of the trust:

     (x)  if the Member is a partnership or another limited  liability  company, the dissolution  and  commencement of winding up of the partnership or limited liability company;

     (xi) if the Member is a corporation,  the dissolution of the corporation or the revocation of its charter; or

     (xii)if the Member is an estate,  the  distribution by the fiduciary of the estate's entire interest in the limited liability company.

"Manager(s)" is the Person(s)  designated as such in Article 5 of this Agreement or who is later elected as a Manager pursuant to the terms of this Agreement.

"Member"  means  Cinergy  Global  Foote  Creek  IV,  Inc.  and  any  Person  who
subsequently is admitted as a Member of the Company in accordance with the terms of this Agreement.

"Membership  Interest"  means the entire  ownership  interest of a Member in the
Company at any particular time, including without limitation: (i) Interest, (ii)
right to inspect the Company's books and records; and (iii) right to participate in the management of and vote on matters coming before the Company.

"Minimum  Gain" of the Company,  as provided in Regulation  Section  1.704-2(d), means the total amount of gain the Company would realize for federal  income tax purposes if it disposed of all assets  subject to their  respective  nonrecourse liabilities for no consideration other than the full satisfaction thereof.

"Negative  Capital  Account" means a Capital Account with a balance of less than zero.

"Nonrecourse  Deduction"  has  the  meaning  set  forth  in  Regulation  Section
1.704-2(b)(1).  The amount of  Nonrecourse  deductions for a Company fiscal year equals the net increase in the amount of Company Minimum Gain during that fiscal year,  reduced (but not below zero) by the aggregate amount of any distributions during  that  fiscal  year of  proceeds  of a  Nonrecourse  Liability  that  are allocable to an increase in Company Minimum Gain.

"Nonrecourse  Liability"  has  the  meaning  set  forth  in  Regulation  Section
1.752-1(a)(2).

"Percentage"  means, as to a Member, the percentage set forth after the Member's name on Exhibit A of this Agreement,  as amended from time to time, and as to an
Interest  Holder who is not a Member,  the Percentage of the Member(s)  Interest
that has been  acquired  by such  Interest  Holder,  to the extent the  Interest
Holder has succeeded to that Member's Interest.

"Person" means an individual,  partnership,  limited partnership, trust, estate, association,  corporation,  limited liability company, or other entity,  whether domestic or foreign.

"Positive  Capital  Account" means a Capital Account with a balance greater than zero.

"Profit"  and  "Loss"  means,  for each  Fiscal  Year of the  Company  (or other period),  an amount equal to the Company's  taxable income or loss determined in accordance  with Code Section  703(a)(for  this  purposes,  all items of income, gain,  loss or  deduction  required  to be stated  separately  pursuant  to Code
Section  703(a)(1)  shall be  included  in  taxable  income or  loss),  with the following adjustments:

     (i)  any tax exempt  income of the Company  shall be included in  computing
          Profit and Loss;

     (ii) any expenditures of the Company described in Code Section 705(a)(2)(B)
          (or    treated    as   such    pursuant    to    Regulation    Section
          1.704-1(b)(2)(iv)(i))   and  not  otherwise   taken  into  account  in
          computing Profit or Loss, shall be subtracted from Profit or Loss;

     (iii)gain or Loss  resulting  from any  disposition  of any Company  Assets where such gain or Loss is recognized  for federal income tax purposes shall be computed by reference to the Gross Asset Value of the Company
          Assets disposed of notwithstanding that the adjusted tax basis of such
          Company Assts differs from its Gross Asset Value;

     (iv) in lieu of the  depreciation,  amortization  and other  cost  recovery deductions  taken into  account in computing  such  taxable  income or loss,  there shall be taken into account  Depreciation for such Fiscal
          Year;

     (v)  if the  Gross  Asset  Value  of  any  Company  Asset  is  adjusted  in accordance with subparagraphs (ii) or (iii) of the definition thereof, the  amount of such  adjustment  shall be taken  into  account  in the taxable year of such  adjustment as gain or loss from the  disposition of such asset for the purposes of computing Profit of Loss; and

     (vi) notwithstanding any other provision of this definition, any items that are specially  allocated  pursuant to Section 4.2.2 shall not be taken into account in computing Profit and Loss.

"PUHCA" means the Public Utility  Holding  Company Act of 1935 and all rules and regulations adopted thereunder.

"Regulation"   means  the  income  tax  regulations,   including  any  temporary
regulations, from time to time promulgated under the Code.

"Secretary of State" means the Secretary of State of the state of Delaware.

"Transfer"  means,  with respect to any Interest or  Membership  Interest in the
Company, a sale, conveyance,  exchange,  assignment,  pledge,  encumbrance gift, bequest,  hypothecation  or other  transfer or  disposition  by any other means, whether for value or no value and whether voluntary or involuntary.

2. Organizational Matters

2.1 Organization

     The Initial Member has filed a Certificate of Formation for Foote Creek IV,
     LLC, a Delaware  limited  liability  company,  on October 25, 1999, and the
     Company was  qualified  within the State of Wyoming on February  25,  2000.
     Member has acquired all of the Membership Interest of the Initial Member by
     way of  Transfer.  The  Managers  shall cause to be made,  on behalf of the
     Company, such additional filings and recordings in such other states as the
     Members shall deem necessary or advisable.

2.2 Name

     The name of the Company  shall  remain Foote Creek IV, LLC. The Company may do business  under that name and under any other name or names  approved by the Members.

2.3 Business

     The Company may engage in any business or projects  relating to wind energy
     generation   including   the   development,   construction,   installation,
     ownership,   operation,   maintenance   and   management  of   wind-powered
     electricity  generating  plant  and to  undertake  any and  all  activities related or incident thereto.

2.4 Term

     The  term of the  Company  commenced  as of the date of the  filing  of the
     Certificate  of Formation  and shall  continue on a perpetual  basis unless dissolved pursuant to Article 7 of this Agreement.

2.5 Registered Office and Agent

     The  registered  agent of the  Company  is CT  Corporation  Trust  Company,
     Corporation Trust Center, 1209 Orange Street,  Wilmington,  Delaware 19801,
     or such other agent as determined by the Managers.  The principal  business office  of the  company  shall  be  located  at  139  East  Fourth  Street,
     Cincinnati,  Ohio  45202,  or  such  other  location  as the  Managers  may determine.

2.6 Members

     The name,  present mailing address,  taxpayer  identification  number,  and
     Percentage  of each of the  Members  are set forth on  Exhibit  A  attached hereto.  The Managers shall amend Exhibit A each and every time a Member is admitted  or ceases to be a Member  or when the  Percentage  of a Member is increased or decreased.

2.7 Fiscal Year

     The  Fiscal  Year of the  Company  shall  begin on  January  1st and end on
     December  31st.  The Company shall have the same fiscal year for accounting and for income tax purposes.

2.8 Member Interest Certificates

     All membership  interests in the Company shall be  certificated in the form attached  hereto as Exhibit C. The Company hereby  irrevocably  elects that all  membership  interests in the Company shall be  securities  governed by
     Article  8 of the  Uniform  Commercial  Code as in  effect  in the State of
     Delaware.  Each certificate  evidencing Membership Interests in the Company shall bear the following legend: "This certificate evidences an interest in
     Foote  Creek IV, LLC and shall be a security  for  purposes of Article 8 of the Uniform  Commercial  Code as in effect in the State of Delaware."  This provision  shall not be amended,  and no such  purported  amendment to this provision,  shall be effective until all outstanding certificates have been surrendered for cancellation.

3. Members; Capital and Capital Accounts

3.1 Capital Contributions

     Member's  predecessor  in interest has made a Capital  Contribution  of $ 0
     (zero  dollars).  The  Member  shall  not be  required  to  make a  Capital
     Contribution.

3.2 Additional Capital Contributions

     The  Members  shall  not  be  required  to  make  any  additional   Capital
     Contributions.

3.3 No Interest on Capital Contributions

     The Company shall not pay any interest on Capital Contributions.

3.4 Return of Capital Contributions

     Except as otherwise provided in this Agreement, neither the Members nor any
     Interest  Holder  shall have the right to receive the return of any Capital
     Contribution except upon dissolution of the Company.

3.5 [Intentionally Left Blank]

3.6 Capital Accounts

     3.6.1 A separate  Capital  Account shall be maintained  for each Member and each Interest Holder.

     3.6.2 An Interest  Holder's  Capital  Account  shall be increased  with the
     Interest  Holder's  Capital  Contributions,   the  amount  of  any  Company
     liabilities assumed by the Interest Holder (or which are secured by Company property  distributed  to  the  Interest  Holder),  the  Interest  Holder's
     distributive  share of Profit  and any item in the nature of income or gain specially  allocated to such Interest  Holder pursuant to the provisions of
     Section 4; and

     3.6.3 An Interest  Holder's  Capital  Account  shall be decreased  with the amount  of  money  and  the  Gross  Asset  Value  of any  Company  property distributed to the Interest  Holder,  the amount of any  liabilities of the
     Interest  Holder  assumed by the  Company (or which are secured by property contributed by the Interest Holder to the Company),  the interest  Holder's distributive  share of Loss,  and any item in the  nature  of  expenses  or
     losses  specially   allocated  to  the  Interest  Holder  pursuant  to  the
     provisions of Section 4.

     3.6.4  If any  Interest  is  transferred  pursuant  to the  terms  of  this
     Agreement,  the  transferee  shall  succeed to the  Capital  Account of the transferor  to the  extent  the  Capital  Account  is  attributable  to the transferred Interest.

     3.6.5 If the Gross  Asset Value of Company  Assets is adjusted  pursuant to
     Section 3.6.6,  the Capital Account of each Member or Interest Holder shall be adjusted to reflect the  aggregate  adjustment  in the same manner as if the  Company  had  recognized  gain or Loss  equal  to the  amount  of such aggregate adjustment.

     3.6.6 It is intended  that the Capital  Accounts  of all  Interest  Holders shall be maintained in compliance with the provisions of Regulation Section
     1.704-1(b)(2)(iv),  and all  provisions of this  Agreement  relating to the maintenance  of Capital  Accounts  shall be  interpreted  and  applied in a manner consistent with that Regulation.

3.7 Loans and Other Business Transactions

     Any Member may, at any time,  make or cause to be made a non-recourse  loan to the  Company  in any  amount  and on those  terms  upon which the Member making  such  non-recourse  loan and the  Company  may  agree  in  writing.
     Acceptance  by the Company of any such Loan  provided by a Member  requires the prior  unanimous  consent of the Members.  Any Member may also transact other business,  subject to the requirement provided in Section 5.3.4, with the Company and be an employee  or  independent  contractor  of the Company and,  in doing so, it shall have the same rights and be subject to the same obligations  arising out of any such business  transaction or employment or consultant  relationship,  as  would be  enjoyed  by and  imposed  upon any
     Person,  not a Member,  engaged in a similar business  transaction with the
     Company.

4. Allocations of Profit and Loss and Distributions

4.1 Distributions of Cash Flow

     Except as otherwise provided in Section 4.7.1 with respect to distributions upon  liquidation  of the  Company,  Cash Flow for each  Fiscal Year of the
     Company shall be distributed to the Interest Holders in proportion to their
     Percentages at such time or times and in such  aggregate  amounts as may be determined by the Managers. Cash Flow, other than revenues or proceeds from a  Capital  Transaction  or  the  dissolution  of  the  Company,  shall  be distributed as soon as practicable following a Manager's determination that such cash is available for  distribution.  The Members  acknowledge that no assurances  can be given with  respect to when or whether such cash will be available for distributions to the Members.

4.2 Allocations of Profits and Losses

     4.2.1 General. Except as otherwise provided in this Section 4.2, Profit and
     Loss of the  Company  shall be  allocated  among the  Interest  Holders  as follows:

          4.2.1.1  Profit  and Loss of the  Company  shall be  allocated  to the
          Interest Holders in proportion to their respective Percentages.

          4.2.1.2  In  accordance  with the  provisions  of  Regulation  Section
          1.704-2(i),  each item of an Interest Holder's  Nonrecourse  Deduction shall be allocated  among the Interest  Holders in  proportion  to the economic  risk of loss that the Interest  Holder bears with respect to the  nonrecourse  liability  of the  Company  to which such item of an
          Interest Holder's Nonrecourse Deduction is attributable.

     4.2.2 Allocation  Adjustments Required to Comply with Section 704(b) of the
     Code

          4.2.2.1  Limitation  on Allocation  of Loss.  Notwithstanding  Section
          4.2.1.1,  there shall be no allocation of Loss to any Interest  Holder that  would  create or  increase a deficit  balance  in such  Interest
          Holder's  Capital Account unless such  allocation  would be treated as valued under Regulation Section 1.704-1(b)(1)(i). Any Loss that cannot be allocated to an Interest Holder pursuant to the preceding  sentence shall be reallocated  to the other  Interest  Holders in proportion to their Percentages.

          4.2.2.2 Qualified Income Offset.  Notwithstanding  Section 4.2.1.1, if
          in any taxable  year an Interest  Holder  receives  (or is  reasonably expected to receive) a distribution, or an allocation or adjustment to such Interest Holder's Capital Account,  in accordance with Regulation
          Section   1.704-1(b)(2)(ii)(d)(4),   (5)  and  (6),  that  creates  or
          increases (or is reasonably  expected to create or increase) a deficit balance in such  interest  Holder's  Capital  Account,  there shall be allocated to the Interest  Holder such items of Company income or gain as are necessary to satisfy the  requirements  of a "qualified  income
          offset"     within    the     meaning    of     Regulation     Section
          1.704-1(b)(2)(ii)(d)(3).

          4.2.2.3 Minimum Gain Chargeback.  Notwithstanding  Section 4.2.1, this
          Section  4.2.2.3  hereby  incorporates  by reference the "minimum gain chargeback" provisions of Regulation Section 1.704-2(f) and (i)(4). In general, upon a reduction of the Company's Minimum Gain, the preceding sentence  shall  require  that items of income  and gain be  allocated among the Interest Holders in a manner that reverses prior allocations of Nonrecourse  Deductions and Interest Holder Nonrecourse  Deductions
          as  well  as  reductions  in the  Interest  Holders'  Capital  Account balances resulting from distributions  that,  notwithstanding  Section
          4.6, are allocable to increases in the Company's Minimum Gain. Subject to the  provisions  of  Section  704 of the Code  and the  regulations thereunder,  if the Managers  determine at any time that  operation of such "minimum gain chargeback" provisions likely will not achieve such a reversal by the conclusion of the  liquidation  of the company,  the
          Managers shall adjust the allocation  provisions of this Section 4.2.2 as necessary to accomplish this result.

          4.2.2.4 Allocations Subsequent to Certain Allocation Adjustments.  Any
          special  allocations  of items of Profit or Loss  pursuant to Sections
          4.2.2.1,  4.2.2.2 or 4.2.2.3  shall be taken into account in computing subsequent  allocations  pursuant to Section  4.2.1 so that,  for each
          Interest  Holder,  the net amount of any such special  allocations and all  allocations  pursuant  to  Section  4.2.1  shall,  to the  extent possible and taking into account prior allocations pursuant to Section
          4.2.7,  be equal to the net amount that would have been  allocated  to such Interest Holder pursuant to Section 4.2.1 without  application of
          Sections 4.2.2.1, 4.2.2.2 or 4.2.2.3.

     4.2.3 Book - Tax Accounting Disparities

     If the Company Assets are reflected in the Capital Accounts of the Interest
     Holders at a Gross Asset Value that  differs from the adjusted tax basis of such property (whether because such property was contributed to the Company by an Interest Holder or because of a revaluation of the Interest  Holders'
     Capital  Accounts  under  Regulation  Section  1.704-1(b)),  allocations of depreciation,  amortization,  income,  gain or loss  with  respect  to such property  shall be made among the Interest  Holders in a manner which takes such  difference  into account in accordance  with Code Section  704(c) and
     Regulation Section1.704-3(d) using the remedial method.

     4.2.4 Allocation in Event of Transfer

     If an Interest is Transferred,  in compliance with Section 6.1, allocations of the Company's Profit and Loss may be made by any method that is selected by the Managers and that is permissible under Section 706 of the Code.

     4.2.5 Adjustments to Capital Accounts for Distributions of Property

     If property distributed in kind is reflected in the Capital Accounts of the
     Interest  Holders at a Gross Asset Value that  differs from the fair market value of such property on the date of distribution, the difference shall be treated  as  Profit  or  Loss on the  sale of the  property  and  shall  be allocated to the Interest Holder who received such distribution.

     4.2.6 Tax Credits and Similar Items.

     Any tax credits or similar items not allocable  pursuant to Sections  4.2.1 through  4.2.5 shall be allocated to the Interest  Holders in proportion to their  respective  Percentages.  Notwithstanding  the  preceding  sentence,
     Company  expenditures  that give rise to tax credits  attributable  to such expenditures  shall be  allocated in  accordance  with  Regulation  Section
     1.704-1(b)(4)(ii).

     4.2.7 Reallocation of Losses Related to Excess Distributions

     If, as a result of an Interest  Holder  receiving a distribution of cash or property  that it is required to return  because the  distribution  was not authorized  by  this  Agreement,  Loss  which  otherwise  would  have  been allocated  to the  Interest  Holder  was  allocated  to one or  more  other
     Interest  Holders (and such  allocation  has not been reversed  pursuant to
     Section 4.2.2.4), then subsequent profit and Loss shall be allocated to the
     Interest Holder and to the other Interest Holders so as, in connection with the return of such cash or property  (to the extent of the value  thereof), to effect a reallocation of such Loss to the Interest Holder.

4.3 Modifications to Preserve Underlying Economic Objectives

     If in the  opinion  of  counsel  to the  Company,  there is a change in the
     Federal  income  tax law  (including  the Code as well as the  regulations, rulings, and administrative  practices thereunder) which makes it necessary or prudent to modify the  allocation  provisions of this Section 4 in order to preserve the underlying  economic objectives of the Members as reflected in this  Agreement,  the  Managers  shall  make  the  minimum  modification necessary to achieve such purpose.

4.4 Withholding Taxes

     The Company shall  withhold  taxes from  distributions  to and  allocations among,  the  Interest  Holders to the  extent  required  by law.  Except as otherwise  provided in this Section 4.4, any amount withheld by the Company with regard to an  Interest  Holder  shall be treated for  purposes of this
     Agreement as an amount  actually  distributed to such Interest  Holder.  An amount  shall be  considered  withheld  by the  Company  if  remitted  to a governmental agency without regard to whether such remittance occurs at the same time as the  distribution or allocation to which it relates  provided, however that an amount  actually  withheld from a specific  distribution or designated by the Managers as withheld from a specific  allocation shall be treated  as if  distributed  at the time such  distribution  or  allocation occurs. To the extent operation of the foregoing provisions of this Section
     4.4 would  create or  increase a deficit  balance in an  Interest  Holder's
     Capital  Account  (excluding  for this  purpose any portion of such deficit attributable to the Interest  Holder's share of the Company's  Minimum Gain as determined  under Section 1), the amount  withheld shall be treated as a loan by the Company to such  Interest  Holder,  which loan shall be payable upon demand and shall bear interest at a rate equal to the lowest rate that will  not  give  rise  to  the  imputation  of  additional  interest  under applicable  federal income tax rules. At the election of the Managers,  the
     Company  shall be  entitled to withhold  from any  distributions  otherwise payable to an Interest  Holder amounts owed to the Company by such Interest
     Holder under the terms of the preceding sentence.

4.5 Nonallocation of Distributions to Increases in Minimum Gain

     To the extent permitted under Regulation Section 1.704-2(h),  distributions to Interest  Holders  shall not be allocable to increases in the  Company's
     Minimum Gain. In general,  and except as provided in such  Regulation,  the preceding  sentence is intended  to ensure that  reductions  in an Interest
     Holder's Capital Account balance  resulting from  distributions of money or other property to that Interest Holder are not reversed by the minimum gain chargeback provisions of Section 4.2.2.3.

4.6 Allocation of Liabilities

     Solely for purposes of determining the Interest Holders'  respective shares of the  nonrecourse  liabilities  of the  Company  within  the  meaning  of
     Regulation  Section  1.752-3(a)(3),  each  Interest  Holder's  interest  in
     Company Profit shall be equal to such Interest Holder's Percentage.

4.7 Liquidation and Dissolution

     4.7.1  Distributions.  If the  Company  is  liquidated,  the  assets of the
     Company shall be distributed to the Interest Holders in accordance with the positive balances in their respective  Capital Accounts,  after taking into account all distributions and allocations of Profit or Loss and other items of income,  gain,  loss or deduction for the Company's  taxable year during which liquidation occurs. Distributions of the Interest Holders pursuant to this Section  4.7.1 shall be made in  accordance  with  Regulation  Section
     1.704-1(b)(2)(ii)(b)(2).

     4.7.2 Negative Capital  Accounts.  No Interest Holder shall be obligated to restore a negative Capital Account balance.

4.8 General

     4.8.1 Except as  otherwise  provided in this  Agreement,  the amount of all distributions  shall be determined by the Managers and distributions  shall be made as soon as  practicable  following a Manager's  determination.  The
     Members acknowledge that no assurances can be given with respect to when or whether such distributions will be available to the Members.

     4.8.2  The  Company  Assets  may be  distributed  in kind  to the  Interest
     Holders, and those assets shall be valued on the basis of their fair market value.  The fair  market  value of the assets  shall be  determined  by the
     Members.  In the case of  disagreement  among the Members,  an  independent appraiser,  who shall be selected by a Manager,  shall  determine  the fair market  value of the asset.  The Profit or Loss for each unsold asset shall be determined  as if the asset had been sold at its fair market value,  and the Profit or Loss shall be allocated to the Interest  Holders who received such distributions and shall be properly credited or charged to the Capital
     Accounts of the Interest Holders prior to the distribution of the assets in liquidation pursuant to Section 4.7.

     4.8.3 All Profit and Loss shall be allocated,  and all distributions  shall be made to the  Persons  shown on the  records of the  Company to have been
     Interest  Holders  as of the last day of the  taxable  year for  which  the allocation or  distribution is to be made.  Notwithstanding  the foregoing, unless the Company's taxable year is separated into segments, if there is a
     Transfer or an Involuntary  Withdrawal  during the taxable year, the Profit and Loss shall be allocated  between the original  Interest  Holder and the successor  on the basis of the number of days each was an  Interest  Holder during the taxable year;  provided,  however,  the  Company's  taxable year shall be  segregated  into two or more  segments  in order to  account  for
     Profit,  Loss or proceeds  attributable to a Capital  Transaction or to any other extraordinary non-recurring items of the Company.

     4.8.4 The Managers are hereby authorized,  upon the advice of the Company's tax  counsel,  to amend  this  Article  4 to  comply  with the Code and the
     Regulations promulgated under Code Section 704(b); provided,  however, that no amendment shall  materially  affect  distributions to an Interest Holder without the Interest Holder's prior written consent.

5. Manager(s) and Management

5.1 Management

     5.1.1 Manager(s) and Appointment

     The Company shall be managed by the Manager(s), who may, but need not, be a
     Member.  Member hereby designates  Bradley C. Arnett,  Gill Howard,  Philip
     Taylor and David L. Wozny to serve as the Managers.  The above  individuals shall serve as Managers until any of them resign or any of them are removed by the Member(s);  provided, however, that a Manager shall not be permitted to resign if such  Manager is, at the time,  the sole  Manager,  unless and until a replacement Manager shall be elected to serve as Manager.

     5.1.2 General Powers

     Each  Manager  individually  shall  have  full,  exclusive,   and  complete
     discretion,  power,  and  authority,  subject  in all  cases  to the  other provisions of this  Agreement and the  requirements  of applicable  law, to manage,  control,  administer,  and operate the business and affairs of the
     Company for the Purposes herein stated, and to make all decisions affecting such  business  and  affairs,  including  without  limitation,  for Company purposes, the power to:

     (a)  acquire  by  purchase,  lease,  or  otherwise,  any  real or  personal property, tangible or intangible;

     (b)  construct,  operate,  maintain, finance and improve, and to own, sell, convey, assign, mortgage, or lease any of the Company Assets;

     (c)  enter into  agreements and contracts in connection  with the Company's business;

     (d)  purchase  liability  and other  insurance  to  protect  the  Company's properties and business;

     (e)  borrow  money for and on  behalf  of the  Company,  and,  execute  any guaranty on behalf of a third party;

     (f)  execute or modify  agreements or contracts with respect to any part or all of the Company's Assets;

     (g)  prepay, in whole or in part,  refinance,  amend, modify, or extend any mortgages or deeds of trust which may affect any Company Asset and, in connection therewith,  to execute for and on behalf of the Company any extensions,  renewals,  or modifications of such mortgages or deeds of trust;

     (h)  execute  any and all  other  instruments  and  documents  which may be necessary or in the opinion of the Manager  desirable to carry out the intent and purpose of this Agreement;

     (i)  make  any  and  all  expenditures  which  the  Manager,  in  its  sole discretion,  deems  necessary or  appropriate  in connection  with the management  of the affairs of the Company and the  carrying out of its obligations  and  responsibilities  under this  Agreement,  including, without limitation,  all legal, accounting, and other related expenses incurred in connection with the organization, financing, and operation of the Company;

     (j)  enter into any kind of activity  necessary to, in connection  with, or incidental to, the accomplishment of the purposes of the Company; and

     (k)  invest and  reinvest  Company  reserves in short term  instruments  or money market funds

     5.1.3 Extraordinary Transactions

     (a)  Notwithstanding  anything  to the  contrary  in  this  Agreement,  the
          Managers shall not undertake any of the following without the approval of the Members:

          (i)  any Capital Transaction;

          (ii) to lend, assume or guaranty debt in excess of $100,000 in any one
               Fiscal Year;

          (iii)the  admission  of  additional  or  substitute   Members  to  the
               Company;

          (iv) the Company engaging in business in any  jurisdiction  which does not provide for the registration of limited liability companies;

          (v)  to authorize any expenditure  that causes the annual  expenditure budget to be exceeded by fifteen  percent (15%) in any one Fiscal
               Year; and

          (vi) to  provide  loans to any  Member;  assume  the debt of a Member;
               guaranty debt of a Member;  or acceptance of any loan provided by a Member.

5.1.4      Limitation on Authority of Members

     (a)  No  Member  is an agent of the  Company  solely  by  virtue of being a
          Member,  and no Member has authority to act for the Company  solely by virtue of being a Member.  Only the Managers are authorized to act for the  Company,  and no Member has any  authority to act for the Company unless such Member is also a Manager.

     (b)  This Section  5.1.4  supersedes  any  authority  granted to the Member pursuant to Section 18-402 of the Act. Any Member who takes any action or binds the  Company in  violation  of this  Section  5.1.4  shall be solely  responsible for any loss or expense incurred by the Company as a result of the  unauthorized  action and shall indemnify and hold the
          Company harmless with respect to the loss or expense.

     5.1.5 Removal of Manager

     The  Members,  at any time and from  time to time and for any  reason,  may remove any Manager then acting and elect a new Manager. No action to remove a Manager may be taken without the approval of  seventy-five  percent (75%)
     of the Members.

5.2 Meetings of and Voting by Members

     5.2.1 A meeting of the Members may be called at any time by the Managers or by those Members holding at least a majority of the  Percentages  then held by Members.  It shall not be necessary  for the Managers to call or to hold regular  meetings of the Members.  Meetings of the Members shall be held at the Company's  principal place of business or at any other place designated by the Person  calling the  meeting.  Not less than seven (7) nor more than sixty (60) days before each meeting, a Manager shall give written notice of the meeting to each  Member  entitled  to vote at the  meeting.  The notice shall state the time,  place,  and purpose of the meeting.  Notwithstanding the foregoing  provisions,  each Member who is entitled to notice may waive notice,  either before or after the meeting,  by executing a waiver of such notice or if such  Member is present at the  meeting in person or by proxy.
     At a meeting  of  Members,  the  presence  in person or by proxy of Members holding  Percentages,  which  aggregate not less than  sixty-seven  percent
     (67%),  constitutes  a  quorum.  A Member  may vote  either in person or by
     written   proxy   signed  by  the   Member   or  by  his  duly   authorized
     attorney-in-fact.

     5.2.2  Except  as  otherwise  provided  in this  Agreement,  wherever  this
     Agreement  requires the approval of the Members,  the  affirmative  vote of those Members  holding a majority or more of the  Percentages  then held by
     Member(s) shall be required to approve the matter.

     5.2.3 In lieu of holding a meeting,  the Members may vote or otherwise take action  by a written  instrument  indicating  the  consent  of the  Members holding a majority of the  Percentages  then held. Any such approved action shall be effective immediately. The Company shall give prompt notice to all
     Members of any action approved by Members by less than unanimous consent.

     5.2.4 The provisions of this  Agreement are intended to replace  completely the provisions of the Act with respect to all matters concerning a Member's voting  rights,  procedures  for  meetings of  Members,  actions by Members without meetings, and the use of proxies.

5.3 Services and Duties of Members

     5.3.1 No Member  serving as a Manager  shall be expected to devote his, her or its full  working  time and efforts to the  business  and affairs of the
     Company,  and  each  shall  only  devote  so much  time and  efforts  as is reasonably required for such purposes.  The Managers shall devote such time to the business and affairs of the Company as is necessary to carry out the
     Manager's duties set forth in this Agreement.  Managers shall be reimbursed by the Company for reasonable  business  expenses incurred on behalf of the company and within guidelines established by the Members.

     5.3.2 No Member other than a Member serving as a Manager shall be expected, or entitled,  to work for the Company except with the prior written consent of the Managers.

     5.3.3 Except as otherwise  expressly provided in Section 5.3.4,  nothing in this  Agreement  shall be deemed to  restrict  in any way the rights of the
     Managers or any Member,  or to any  Affiliate of any Manager or any Member,
     to conduct any other business or activity  whatsoever,  and the Managers or any Member  shall not be  accountable  to the Company or to any Member with respect to that  business  or  activity  even if the  business  or activity competes with the Company's business. The organization of the Company shall be without  prejudice  to their  respective  rights (or the rights of their respective  Affiliates)  to  maintain,  expand,  or  diversify  such  other interests and activities  and to receive and enjoy profits or  compensation therefrom.  Each Member waives any rights the Members might  otherwise have to share or  participate  in such  other  interests  or  activities  of the
     Managers or any other Member or any Manager's or Member's Affiliates.

     5.3.4 Each  Member  understands  and  acknowledges  that the conduct of the
     Company's  business may involve business  dealings and undertakings  with a
     Member  and its  Affiliates.  In any of those  cases,  those  dealings  and undertakings shall be at arm's length and on commercially  reasonable terms as determined by the Managers.

5.4 Liability and Indemnification

     5.4.1 The Managers shall not be liable,  responsible,  or  accountable,  in damages or otherwise, to any Member or to the Company for any act performed by the Managers within the scope of the authority conferred on the Managers by this Agreement,  except for fraud, gross negligence,  wilful misconduct, or an intentional breach of this Agreement.

     5.4.2 The Company shall indemnify the Managers for any act performed by the
     Managers  within the scope of the  authority  conferred  on the Managers by this  Agreement,  unless  such  act  is a  breach  of  this  Agreement,  or constitutes  gross  negligence,  wilful  or  intentional  misconduct,  or a knowing violation of law.

5.5 Power of Attorney

     5.5.1 Grant of Power

     The Members  constitute  and appoint the Managers as the Members'  true and lawful  attorney-in-fact  ("Attorney-in-Fact"),  and in the Members'  name, place and stead, to make, execute, sign, acknowledge, and file:

     (a)  all documents  (including  amendments to the Certificate of Formation)
          which the Attorney-in-Fact deems appropriate to reflect any amendment, change, or modification of this Agreement;

     (b)  any and all other  certificates  or other  instruments  required to be filed by the Company under the laws of the State of Delaware or of any other  state  or  jurisdiction,  including,  without  limitation,  any certificate or other instruments necessary in order for the Company to continue to qualify as a limited  liability  company under the laws of the State of Delaware;

     (c)  one or more fictitious or trade name certificates; and

     (d)  all  documents  which may be required to dissolve  and  terminate  the
          Company and to cancel its Certificate of Formation.

     5.5.2 Irrevocability

     The  foregoing  power of attorney  is  irrevocable  and is coupled  with an interest, and, to the extent permitted by applicable law, shall survive the death or disability  of a Member.  It also shall survive the Transfer of an
     Interest,  except that if the  transferee  is approved  for  admission as a
     Member, this power of attorney shall survive the delivery of the assignment
     for  the  sole  purpose  of  enabling  the   Attorney-in-Fact  to  execute,
     acknowledge and file any documents  needed to effectuate the  substitution.
     Each   Member   shall  be  bound  by  any   representations   made  by  the
     Attorney-in-Fact  acting in good faith  pursuant to this power of attorney, and each Member hereby  waives any and all defenses  which may be available to contest, negate or disaffirm the action of the Attorney-in-Fact taken in good faith under this power of attorney.

6. Transfer of Interests and Withdrawals of Members

6.1 Transfers

     6.1.1  The  Members  and  Interest  Holders  shall not trade or deal in any
     Membership  Interest and Interest on any securities  exchange or securities market.

     6.1.2 No Person  may  Transfer  all or any  portion of or any  interest  or rights  in  the  Membership  Interest  or  Interest  unless  the  following conditions "Conditions of Transfer") are satisfied:

     (a)  The Transfer will not require  registration of Interests or Membership
          Interests under any federal or state securities laws;

     (b)  The transferee  delivers to the Company a written instrument  agreeing to be bound by the terms of this Agreement.

     (c)  The  Transfer  will  not  result  in the  termination  of the  Company pursuant to Code Section 708;

     (d)  The  Transfer  will not  result in the  Company  being  subject to the
          Investment Company Act of 1940, as amended;

     (e)  The transferor or the transferee delivers the following information to the Company: (i) the transferee's  taxpayer  identification number and
          (ii) the transferee's  initial tax basis in the Transferred  Interest;
          and

     (f)  The  Transfer  will  not  result  in  the  Company  being  taxed  as a corporation for purposes of federal or state income tax purposes.

     6.1.3 If the  Conditions  of  Transfer  are  satisfied,  then a  Member  or
     Interest Holder may Transfer all or any portion of that Person's  Interest.
     The Transfer of an Interest  pursuant to this Section 6.1 shall not result, however,  in the  Transfer  of any of  the  transferor's  other  Membership
     Interest,  if any, and the  transferee of the Interest  shall have no right to: (i) become a Member without the consent of the Members required by this
     Agreement;  or (ii)  exercise  any  Membership  Interest  other  than those specifically pertaining to the ownership of an Interest.

     6.1.4 The Members hereby  acknowledge the reasonableness of the prohibition contained in this Section 6.1 in view of the  structure and purposes of the
     Company. The Transfer of any Membership Rights or Interests in violation of the prohibition contained in this Section 6.1 shall be deemed invalid, null and  void,  and of no force or  effect  except  any  Transfer  mandated  by operation of law that cannot be waived or varied by private  agreement  and then  only to the  extent  necessary  to give  effect to such  Transfer  by operation of law.  Any Person to whom a Membership  Interest or Interest is attempted to be  transferred  in  violation  of this  Section  shall not be entitled to vote on matters  coming before the Members,  participate in the management of the Company, act as an agent of the Company or have any other rights in or with respect to the Membership Interest.

     6.1.5 Right of First Offer

     (a)  If an Interest Holder (a "Transferor")  desires to Transfer all or any portion of, or any  interest or rights in, the  Transferor's  Interest
          (the "Transferor  Interest"),  the Transferor shall notify the Company of that desire (the  "Transfer  Notice").  The  Transfer  Notice shall describe the  Transferor  Interest.  Each Member shall have the option
          (the "Purchase Option") to purchase all of the Transferor Interest for a price (the  "Purchase  Price")  equal to the  amount the  Transferor would  receive if the Company were  liquidated  and an amount equal to the  Appraised  Value (as  determined  pursuant  to Section  6.4) were available for distribution to the Members pursuant to Section 4.4.

     (b)  The Purchase Option shall be and remain  irrevocable for a period (the
          "Transfer  Period")  ending at 11:59 P.M.  local time at the Company's principal  office on the  thirtieth  (30th) day following the Transfer
          Notice is given to the Company.

     (c)  At any time  during  the  Transfer  Period,  each  Member may elect to exercise the Purchase  Option by giving written notice of its election to the Transferor. The Transferor shall not be deemed a Member for the purpose of voting on whether the Company  shall elect to exercise  the
          Purchase Option.

     (d)  If any Member  elects to exercise  the Purchase  Option,  the Member's notice of its election shall fix a closing date (the "Transfer Closing
          Date") for the purchase, which shall not be earlier than five (5) days after the date of the notice of election or more than thirty (30) days after the expiration of the Transfer Period.

     (e)  If a Member elects to exercise the Purchase Option, the Purchase Price shall be paid in cash on the Transfer Closing Date.

     (f)  If all Members fail to exercise the Purchase  Option,  the  Transferor shall be  permitted to offer and sell for a period of ninety (90) days
          (the "Free  Transfer  Period")  after the  expiration  of the Transfer
          Period at a price not less than the Purchase  Price. If the Transferor does not Transfer the  Transferor  Interest  within the Free  Transfer
          Period,  the  Transferor's  right to Transfer the Transferor  Interest pursuant to this Section shall cease and terminate.

     (g)  Any Transfer of the Transferor Interest made after the last day of the
          Free  Transfer  Period or without  strict  compliance  with the terms, provisions and conditions of this Section and other terms, provisions, and conditions of this Agreement, shall be null, void, and of no force or effect.

6.2 Voluntary Withdrawal Prohibited

     No Members  shall have the right or power to effect a voluntary  withdrawal from the Company.  Any Member who effectuates a voluntary  withdrawal is in violation of this  Agreement  and shall not be entitled to receive the fair value of the Member's  Interest as of the date of the voluntary  withdrawal as otherwise provided by Section 18-604 of the Act.

6.3 Involuntary Withdrawal

     Immediately upon the occurrence of an Involuntary Withdrawal,  the affected
     Member  shall  cease  to  have  a  Membership  Interest  and  the  Member's
     Membership Interest shall be automatically converted into just an Interest, except that any  successor-in-interest  to the Interest of a Member who has
     Involuntarily  Withdrawn shall be entitled to exercise such of the Member's rights as a Member as is  required by the  operation  of law that cannot be waived or varied by private agreement.

6.4 Appraised Value

     6.4.1 The term "Appraised Value" means the appraised value of the equity of the Company's  Assets as  hereinafter  provided.  Within  fifteen (15) days after  demand by either one or the other,  the Company and any  Withdrawing
     Member,  if  applicable,  shall each appoint an appraiser to determine  the value of the equity of the Company's  Assets.  If the two appraisers  agree upon the equity value of the Company's Assets,  they shall jointly render a single  written report  stating that value.  If the two  appraisers  cannot agree upon the equity value of the Company's Assets, they shall each render a separate  written report and shall appoint a third  appraiser,  who shall appraise  the  Company's  Assets  and  determine  the  value of the  equity therein,  and shall render a written  report of his opinion  thereon.  Each party  shall  pay the fees and  costs of the  appraiser  appointed  by that party,  and the fees and other costs of the third appraiser shall be shared equally by both parties.

     6.4.2 The equity value  contained in the aforesaid  joint written report or written  report of the third  appraiser,  as the case may be,  shall be the
     Appraised  Value;  provided,  however,  that  it the  value  of the  equity contained in the appraisal  report of the third  appraiser is more than the higher of the first two appraisals,  the higher of the first two appraisals shall  govern;  and  provided,  further,  that if the  value of the  equity contained in the appraisal  report of the third  appraiser is less than the lower of the first two  appraisals,  the lower of the first two  appraisals shall govern.

7. Dissolution, Liquidation, and Termination of the Company

7.1 Events of Dissolution

     The Company  shall be dissolved  upon the happening of any of the following events:

     7.1.1 on the date fixed for its termination in Section 2.4;

     7.1.2 upon the  decision  by the  Company to  dissolve,  as approved by the unanimous agreement of every Member without the consent of the Managers;

     7.1.3 upon the occurrence of an Involuntary  Withdrawal of a Member, unless the remaining Members,  within ninety (90) days after the occurrence of the
     Involuntary  Withdrawal,  unanimously elect to continue the business of the
     Company pursuant to the terms of this Agreement; or

     7.1.4 by  operation  of law that  cannot be  waived  or  varied by  private agreement.

7.2 Procedure for Winding Up and Dissolution

     If the Company is  dissolved,  the Managers  shall wind up its affairs.  If there  shall be no Manager or the  Managers  are unable or  unavailable  to perform these duties,  then the Members shall elect a Person to wind up the affairs of the  Company.  On winding up of the  Company,  the assets of the
     Company shall be distributed,  first, to creditors of the Company including
     Interest  Holders who are creditors,  in satisfaction of the liabilities of the  Company,  and then to the  Interest  Holders in  accordance  with this
     Agreement.

7.3 Filing of Certificate of Cancellation

     Upon  completion  of the  winding  up of the  affairs of the  Company,  the
     Managers  shall  promptly  file a  Certificate  of  Cancellation  with  the
     Secretary  of  State.  If there is no  Manager,  then  the  Certificate  of
     Cancellation  shall be filed by the  Members or by the last  Person to be a
     Member or by the legal or personal  representatives  of the Person who last was a Member.

8. Books, Records, Accounting, and Tax Elections

8.1 Bank Accounts

     All funds of the Company  shall be  deposited in a bank account or accounts opened and maintained in the Company's  name. The Managers shall  determine the  institution or  institutions  at which the accounts will be opened and maintained,  the types of accounts, and the Persons who will have authority with respect to the accounts and the funds therein.

8.2 Books and Records

     8.2.1 The  Managers  shall keep or cause to be kept  complete  and accurate books and  records  of the  Company  and  supporting  documentation  of the transactions  with respect to the conduct of the Company's  business at the
     Company's principal executive office. The records shall include, but not be limited to,  complete and accurate  information  regarding the state of the business and financial  condition of the Company, a copy of the Certificate of Formation and Limited  Liability Company Agreement and all amendments to the Certificate of Formation and the Limited Liability Company Agreement; a
     current list of the names and last known  business,  residence,  or mailing addresses of each Member;  and the Company's  federal,  state, or local tax returns and  reports,  if any,  for the six(6) most recent  taxable  years;
     internal  books and records for the current and three(3) most recent years;
     a true copy of relevant records  indicating the amount,  cost, and value of all property which the Company owns, claims, possesses, or controls.

     8.2.2 The books and records shall be  maintained  on the accrual  method of accounting in accordance  with the  requirements of the Code and Regulation
     Section 1.704-1(b) and shall be available at the Company's principal office
     for   examination   by  any  Member  or  the   Member's   duly   authorized
     representative at any and all reasonable times during normal business hours for any purpose reasonably related to such Member's interest as a Member of the Company.

8.3 A Member has the right upon reasonable request,  and for purposes reasonably related to the interest of the Member in the Company, to do the following:

     8.3.1 to inspect and copy during normal  business  hours any of the records required to be maintained by the Company under this Agreement; and

     8.3.2 to obtain from the Company promptly after becoming available,  a copy of the Company's federal, state and local income tax or information returns for each year.

     8.3.3 The Managers  shall promptly  furnish to the requesting  Member (i) a copy of any  amendment to the  Certificate  of Formation or this  Agreement pursuant to a power of attorney from the Members provided in Section 5.5.1, and (ii) a copy of this Agreement,  at the expense of the Company, upon the reasonable  request of the Member for a purpose  reasonably  related to the interest of the Member in the Company.

     8.3.4 Unless otherwise provided in this Agreement, a Member shall reimburse the  Company  for  all  costs  and  expenses  incurred  by the  Company  in connection with the Member's  inspection and copying of the Company's books and records.

8.4 Annual Accounting Period

     The annual  accounting period of the Company shall be its taxable year. The
     Company's taxable year shall begin on January 1st and end on December 31st.

8.5 Tax Matters Partner

     Cinergy Global Foote Creek IV, Inc., a Delaware  corporation,  shall be the
     Company's tax matters  partner ("Tax Matters  Partner")  under Code Section
     6231.  The Tax Matters  Partner shall have all powers and  responsibilities provided in Code Section 6221,  et seq. The Tax Matters  Partner shall keep every Member  informed of all notices from  government  taxing  authorities that may come to the  attention  of the Tax  Matters  Partner.  The Company shall  pay and be  responsible  for all  reasonable  third-party  costs and expenses  incurred by the Tax Matters Partner in performing those duties. A
     Member  shall be  responsible  for any costs  incurred  by the Member  with respect  to  any  tax  audit  or  tax-related  administrative  or  judicial proceeding against any Member,  even though it relates to the Company.  The
     Tax  Matters  Partner may not  compromise  any  dispute  with the  Internal
     Revenue Service without the approval of the Member.

8.6 Tax Elections

     The Tax  Matters  Partner  shall  have the  authority  to make all  Company
     elections  permitted  under  the  Code,   including,   without  limitation,
     elections of methods of depreciation  and elections under Code Section 754.
     The  decision to make or not make an  election  shall be at the Tax Matters
     Partner's  sole  and  absolute  discretion,  subject  to  the  Tax  Matters
     Partner's  obligations  to act in the best  interest of the Company and its
     Members.

8.7 Title to Company Assets

     All real and personal  property  acquired by the Company  shall be acquired and held by the Company in its name.

9. General Provisions

9.1 Assurances

     The Members shall  execute all such  certificates  and other  documents and shall do all such  filing,  recording,  publishing,  and other  acts as the
     Managers deem  appropriate to comply with the  requirements  of law for the formation and  operation of the Company and to comply with any laws,  rules and regulations  relating to the  acquisition,  operation or holding of the property of the Company.

9.2 Notifications

     Any notice, demand, consent,  election, offer, approval,  request, or other communication  (collectively  a "notice")  required or permitted under this
     Agreement  must be in writing and either  delivered  personally  or sent by certified or registered mail,  postage prepaid,  return receipt  requested.
     Any  notice  to be given  hereunder  by the  Company  shall be given by the
     Managers.  A notice must be addressed to an Interest Holder at the Interest
     Holder's last known  address on the records of the Company.  All notices to the Company must be addressed to the Company's principal office with a copy to Cinergy Global Power Services Limited, at Cinergy House, Ryon Hill Park,
     Warwick Road, Stratford-upon-Avon,  Warwickshire, United Kingdom, CV37 0UU,
     Tel: 44 1789 200 100, Fax: 44 1789 200 101.

     A notice delivered  personally will be deemed given only when  acknowledged in writing by the person to whom it is delivered.  A notice that is sent by mail will be deemed given three (3) business  days after it is mailed.  Any party may designate,  by notice to all of the others,  substitute addresses or addressees for notices;  and, thereafter,  notices are to be directed to those substitute addresses or addressees.

9.3 Complete Agreement

     This  Agreement  constitutes  the complete and  exclusive  statement of the agreement  by the  Member(s).  It  supersedes  all prior  written  and oral statements,  including any prior representation,  statement,  condition, or warranty. Except as expressly provided otherwise herein, this Agreement may not be amended without the written consent of all of the Member(s).

9.4 Governing Law and Jurisdiction

     All questions  concerning the construction,  validity and interpretation of this  Agreement  and the  performance  of the  obligations  imposed by this
     Agreement  shall be governed by the internal law, not the law of conflicts, of the State of Delaware.

9.5 Section Titles

     The headings  herein are inserted as a matter of  convenience  only, and do not define, limit, or describe the scope of this Agreement or the intent of the provisions hereof.

9.6 Binding Provisions

     This  Agreement is binding upon,  and inures to the benefit of, the parties hereto and their respective heirs, executors, administrators,  personal and legal representatives, successors, and permitted assigns.

9.7 Terms

     Common  nouns  and  pronouns  shall be  deemed  to refer to the  masculine, feminine,  neuter,  singular, and plural, as the identity of the Person may in the context require.

9.8 Severability of Provisions

     If for any reason,  any provision or provisions herein are determined to be invalid and contrary to any existing or future law, such  invalidity  shall not impair the  operation  of or affect  those  portions of this  Agreement which are valid.

IN WITNESS  WHEREOF,  the Member has  executed,  or caused this  Agreement to be executed  as of the date  set  forth  hereinabove  with  the  intent  that it be effective on such date.

MEMBER:

Cinergy Global Foote Creek IV, Inc.
a Delaware corporation

By __________________________
Name: David L. Wozny
Title: Vice President

                                    Exhibit A
                                       to

                    Amended and Restated Operating Agreement
                                       Of
                               Foote Creek IV, LLC

Name, Address and Taxpayer I.D. Number    Capital Contribution     Percentages
Cinergy Global Foote Creek IV, Inc.            $ 0                     100%
139 East Fourth Street
Cincinnati, Ohio  45202

Tax I.D.: 31-1732375
Total Capital Contribution                     $ 0                      100%

Effective as of October 31, 2001:

Approved by Manager:__________________________________